REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-216805 on Form N-2 of our report dated June 26, 2017, relating to the statement of assets and liabilities of Eaton Vance Floating-Rate 2022 Target Term Trust, as of June 12, 2017, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 26, 2017